UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2024

FIRST NORTHWEST BANCORP
(Exact name of registrant as specified in its charter)

Washington	001-36741	46-1259100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

105 West 8th Street, Port Angeles, Washington	98362
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (360) 457-0461

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	FNWB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 6, 2024, First Northwest Bancorp (the “Company”) and its wholly owned subsidiary First Fed Bank (“First Fed” and, collectively with the Company, “First Northwest”) entered into a new employment agreement (the “Employment Agreement”) with Matthew P. Deines, First Northwest’s President and Chief Executive Officer, to replace the agreement previously in effect. Under the Employment Agreement, Mr. Deines will continue to serve as the President and Chief Executive Officer of both the Company and First Fed and receive a base salary of $515,000 per year, which may be adjusted from time to time with approval of First Northwest’s Board of Directors (the “Board”) or the Compensation Committee thereof (the “Compensation Committee”). In addition, Mr. Deines is eligible for an incentive bonus as a percentage of his base salary and as authorized and declared by the Board or the Compensation Committee. Furthermore, he is eligible to receive equity incentive awards under the Company’s equity incentive plan and is entitled to participate in First Northwest’s employee benefits and plans.

The Employment Agreement prohibits Mr. Deines, during his employment and for a period of one year thereafter from (i) soliciting First Northwest’s employees to leave First Northwest or otherwise interfering with the relationship between them and First Northwest; (ii) soliciting First Northwest’s current customers, suppliers or certain similar counterparties to cease doing business with First Northwest; and (iii) competing with First Northwest within its territory or soliciting certain of First Northwest’s prior customers or potential customers for a competing business. The Employment Agreement has a term of one year beginning December 7, 2024, subject to extension at the option of First Northwest.

The Employment Agreement may be terminated by either First Northwest or Mr. Deines or upon the death or Disability (as defined in the Employment Agreement) of Mr. Deines. In the event the Employment Agreement is terminated by First Northwest without Cause (as defined in the Employment Agreement) or by Mr. Deines for Good Reason (as defined in the Employment Agreement), the Employment Agreement entitles Mr. Deines to receive a lump sum amount equal to his annual base salary as of the time of termination and his COBRA premiums for continuation of group health insurance coverage for 90 days based on such premiums in effect at the time of termination, subject to customary conditions. If Mr. Deines’ employment with First Northwest is terminated by First Northwest without Cause or by Mr. Deines for Good Reason within 12 months following a Change in Control (as defined in the Employment Agreement), Mr. Deines will instead be entitled to receive a lump sum amount equal to 1.5 times his annual base salary as of the time of termination and his COBRA premiums for continuation of group health insurance coverage for 90 days based on such premiums in effect at the time of termination, subject to customary conditions.

The Employment Agreement contains certain other customary terms, including relating to confidentiality, intellectual property and compensation clawback.

The foregoing summary of the terms and conditions of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibit.	The following exhibit is furnished with this Current Report.

Exhibit No.	Description
10.1	Employment Agreement among First Northwest Bancorp, First Fed Bank and Matthew P. Deines, dated December 7, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST NORTHWEST BANCORP

Date:	December 11, 2024	/s/ Matthew P. Deines
Matthew P. Deines
President and Chief Executive Officer